SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934.

Date of Report:	May 4, 2014

Omagine, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	0-17264	20-2876380
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue, 48th Floor, New York, N.Y.	10118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(212) 563-4141

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of Registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act;
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act;
[ ]	Pre-commencement communication pursuant to rule 14d-2(b) under the Exchange Act;
[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01 – Other Events

Management considers that the signing by our 60% owned subsidiary, Omagine LLC, with the Ministry of Tourism (“MOT”) of the Government of Oman of the Development Agreement for the Omagine Project in Oman (the “DA”) is presently the single most material event for the Company.

In its continuing effort to provide maximum visibility into the process currently underway with respect to the DA signing by Omagine LLC and MOT, the Company is providing the following information to its shareholders in order to keep them informed of the Company’s activities with respect to the DA signing process.

As previously reported:

On Wednesday, April 24, 2014, Mr. Frank Drohan and Mr. Sam Hamdan (respectively, the Managing Director, and the Deputy Managing Director, of Omagine LLC) and Mr. Sean Angle (Omagine LLC’s attorney) met with the Minister of Tourism, His Excellency Al-Mahrizi, and four senior MOT staff members (the “MOT Staff”). Also in attendance at this meeting was a representative of the Office of Royal Court Affairs, which is a 25% shareholder of Omagine LLC.

Several matters were discussed and His Excellency Al-Mahrizi definitively resolved and decided all outstanding matters except for those having to do with the Ministry of Legal Affairs (“MOLA”). Over 3 years ago, in February 2011, MOLA sent a series of comments on the DA (the “MOLA Comments”) to MOT and MOT subsequently sent the MOLA Comments to us for our review and reply.  In March 2011 we sent our reply to the MOLA Comments (the “Omagine Response”) to MOT.

The Minister confirmed that all matters regarding the DA were agreed and resolved and he only needed his MOT Staff to assure him that the MOLA Comments and Omagine Response provisions were incorporated into the DA and then he was ready to sign it.

On the next day, Thursday, April 25, 2014, Mr. Frank Drohan, Mr. Sam Hamdan and Mr. Sean Angle met at the Ministry of Tourism with the MOT Staff and a staff lawyer for MOT. The MOLA Comments and Omagine Response consists of two charts, one chart labeled “Major Issues” and one chart labeled ”Minor Issues”.  At this April 25th meeting all the items on the Major Issues chart were resolved and agreed.

The meeting was adjourned and we agreed to meet again in a few days to resolve the remaining issues on the Minor Chart.

On Monday, April 28, 2014, as promised, Mr. Hilal Al-Hinai called us to confirm that we will be having the follow-up meeting about the Minor Issues chart on Tuesday, April 29, 2014 at MOT, later postponed to May 4, 2014.  We expect this meeting to clear up any and all remaining matters, but if it does not, we expect that we will have another meeting immediately thereafter until such is the case.

Subsequently:

On May 4, 2014, Mr. Frank Drohan, Mr. Sam Hamdan and Mr. Sean Angle again met at the Ministry of Tourism with the MOT Staff and a staff lawyer for MOT.

At this meeting all the items on the Minor Issues chart were resolved and agreed.

At the conclusion of this meeting, the MOT Staff requested that we give them a final draft of the DA showing in redline (tracked changes), all the changes agreed with the Minister at the April 24, 2014 meeting referred to above as well as all the changes agreed with the MOT Staff at our April 25th and May 4th  meetings with respect to the MOLA Comments so that they could do a final review among themselves and with the Minister of Tourism. We consented to this not un-reasonable request.

On the next day, May 5, 2014, we delivered to Mr. Hilal Al-Hinai at MOT a copy of the complete DA and the 32 Schedules to the DA showing all such tracked changes in redline (which were few and mostly inconsequential).

Mr. Al-Hinai promised to call us to confirm the date for the final follow-up meeting to finalize the DA and, if required, to discuss any final issues, and to set a signing date for the DA.

On the next day, May 6, 2014, Mr. Al-Hinai called us to confirm that the date of such final meeting at MOT would be May 14, 2014.

The intense desire of the Minister of Tourism and the MOT Staff to close this transaction and to sign the DA quickly remains palpable. On this note, we were pleasantly surprised to see a recent press report in Oman quoting the spokesperson for the Shura Council (an important instrument of State) stating that the Omagine Project was imminent. Press reports are generally not very significant, but when they quote such a Government entity, it is clear that such a quote would not be sanctioned without prior Government approval.

While we may object to signing the DA until the New Krooki (deed) is actually issued, we believe this long-lasting DA signing struggle is now ended. Management expects that the DA signing date – while difficult to predict with precision - is imminent.

Until a DA signing date is agreed however by MOT, no estimate, however well founded, for such a date is certain to occur. The date for the DA signing has not yet been confirmed and we therefore cannot yet definitively say when the Development Agreement for the Omagine Project will be signed. Past experience indicates that caution should be exercised in making any assumptions until the DA is actually signed by the parties. In light of such past experience, we caution investors that we cannot give any assurance that the DA will be signed by the parties until it is signed by them.

Forward Looking Statements

Certain statements made in this report on Form 8-K are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from the future results implied by such forward-looking statements.

Although the Company believes that the expectations reflected in such forward-looking statements – including management’s present expectation and belief that the Development Agreement and the Usufruct Agreement will be signed by Omagine LLC and the Government - are based on reasonable assumptions, the Company's actual results could differ materially from those set forth or implied in such forward-looking statements. Factors that could cause such differences include but are not limited to the uncertainty of success associated with Omagine LLC’s ongoing efforts (including the many delays as described in our previous SEC Reports) to sign the Development Agreement and the Usufruct Agreement with the Government of the Sultanate of Oman.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable
(b) Not applicable
(c) Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omagine, Inc.
(Registrant)

Dated: May 6, 2014	By:	/s/ Frank J. Drohan
Frank J. Drohan,
Chairman of the Board,
President and Chief
Executive Officer